                                                                   EXHIBIT 10.19


                         AGREEMENT FOR PURCHASE AND SALE
                             AND ESCROW INSTRUCTIONS


                                   ARTICLE 1.
                                 AGREEMENT TERMS

1.1.  DEFINITIONS.  For purposes of this Agreement, terms set forth in quotes in
Section 1.2. below and Schedule "1" attached, shall have the meanings indicated therein.

1.2.  SPECIFIC TERMS.

      1.2.1.  "AGREEMENT DATE".  July ___, 1996

      1.2.2. "BROKER-BUYER". The real estate broker representing Buyer which is Cooper/Brady Corporate Real Estate Services.

      1.2.3. "BROKER-SELLER". The real estate broker representing Seller which is Lincoln Property Management Services, Inc.

      1.2.4. "BUYER". The party from time to time having the rights to purchase the Property pursuant to this Agreement and the obligations of Buyer set forth in this Agreement. Buyer shall initially be Symantec Corporation, a Delaware corporation (or its Nominee); provided, however, the rights and obligations of Buyer may be assigned or otherwise transferred in connection with Buyer's financing of the acquisition of the Property to any other party at any time without the consent of Seller so long as such assignee assumes the obligations of Buyer hereunder.

      1.2.5. "BUYER'S DESIGNATED REPRESENTATIVES". Shall refer the following persons: Gordon Ciochon Vice President, Worldwide Operations.

      1.2.6.  "CITY".  City of Cupertino, California.

      1.2.7.  "COUNTY".  Santa Clara County, California.

      1.2.8.  "DEPOSIT".  The Deposit shall consist of the following:

              1.2.8.1. "INITIAL DEPOSIT". An initial amount of Fifty Thousand Dollars ($50,000.00) to be paid to Escrow Holder within three (3) business days after the full execution of this Agreement;

              1.2.8.2. "FEASIBILITY PERIOD EXTENSION DEPOSIT". If Buyer extends the Feasibility Period pursuant to Section 1.2.10. , the Deposit shall be increased by an additional Fifty Thousand Dollars ($50,000.00);

              1.2.8.3. "ELECTION TO PROCEED DEPOSIT". Upon Buyer's election to proceed pursuant to Section 3.3.1. , the Deposit shall be increased to Two Hundred Thousand Dollars ($200,000.00);

              1.2.8.4. "CLOSING EXTENSION DEPOSIT". If Buyer elects to extend the Closing pursuant to Section 1.2.14., the Deposit shall be increased by an additional Fifty Thousand Dollars ($50,000.00).

      1.2.9. "ESCROW HOLDER". First American Title Guaranty Company, 1737 N. First Street, San Jose, CA 95112.

      1.2.10. "FEASIBILITY PERIOD". The period beginning on the Agreement Date and terminating at 5:00 p.m. Pacific Time thirty (30) days after the Agreement Date; provided, however, if Buyer determines in good faith that Buyer needs additional time to evaluate facts concerning the conditions for the benefit of Buyer set forth in Section 3.2., the Feasibility Period shall be extended for up to an additional thirty (30) days upon the payment of the Feasibility Period Extension Deposit.

      1.2.11. "PROPERTY". Shall collectively refer to: (i) an approximate 86,630 square foot three story building identified as 10201 Torre Avenue, Cupertino, California, currently occupied under lease by Buyer, and the parcel of land on which such building is located, as described in Exhibit A and to be more particularly described through Escrow, (ii) easements, rights, rights of way, rights in and to common areas, and other rights appurtenant to item (i), (iii) all fixtures, improvements, and personal property currently located on the Property, and (iv) subject to the rights of others and the terms thereof, all of Seller's right, title and interest in any and all of the following pertaining to item (i): discretionary permits, if any, from the City and County; subdivision maps completed, in tentative or final form, or in process; grading, improvement and landscape plans submitted to the City or County or in the process of preparation for item (i), if any; and any and all of Seller's non-exclusive rights to architectural and engineering drawings, including site utilities, sanitary sewer and drainage facilities relating to the Property.

      1.2.12. "PROPERTY DOCUMENTS". All architectural drawings and plans, documents, records, reports (including, without limitation, environmental), surveys, governmental approvals, Owners Association CC&Rs, Articles, Bylaws and other Association documents, and other documentary information in Seller's possession or control which relates to the use, occupancy or condition of the Property.

      1.2.13. "PURCHASE PRICE". Twelve Million Eight Hundred Thousand Dollars ($12,800,000.00).

      1.2.14. "SCHEDULED CLOSING DATE". Shall occur thirty (30) days after the date of Buyer's election to proceed pursuant to Section 3.3.1; provided, however, the Scheduled Closing Date shall be extended for up to thirty
      (30) days, if such time is needed to complete the financing of the purchase upon the payment of the Closing Extension Deposit.

      1.2.15. "SELLER". Lincoln Cupertino Associates Limited, a California limited partnership.

      1.2.16. "SELLER'S DESIGNATED REPRESENTATIVES". Shall refer to the following persons: Barry DiRaimondo.

      1.2.17.  "TITLE INSURER".  First American Title Guaranty Company.

      1.2.18. "TITLE INSURANCE AMOUNT". The Title Policy shall be issued in the amount of the Purchase Price.

1.3. NOTICES. All notices requests, demands and other communication given or required to be given hereunder shall be in writing, duly addressed to the parties and pursuant to Section 4.03 as follows:

      1.3.1.  BUYER.  If to Buyer at:

                     Symantec Corporation
                     452 Kifer Road
                     Sunnyvale, CA 94086
                     Attention:  Gordon Ciochon
                     Telephone: ________________________
                     Facsimile: ________________________

      1.3.2.  COPY TO:  With a copy to:

                     Dakin Ferris
                     Symantec Corporation
                     10201 Torre Avenue
                     Cupertino, CA 95014
                     Telephone: (408) 725-2738
                     Facsimile: (408) 252-5101

      1.3.3.  SELLER.  If to Seller at:

                     Lincoln Cupertino Associates Limited
                     c/o the Lincoln Property Company
                     101 Lincoln Center Drive
                     Foster City, CA 94404
                     Attention: Edgar M. Thrift, Jr.
                     Telephone: (415) 571-2272
                     Facsimile: 415-573-8624

1.4.  ADDITIONAL TERMS.

      1.4.1.  PURCHASE AND SALE.  See Article II

      1.4.2.  CONTINGENCIES.  See Article III

      1.4.3.  REPRESENTATIONS AND WARRANTIES.  See Article IV

      1.4.4.  COVENANTS.  See Article V

      1.4.5.  ESCROW.  See Article VI

      1.4.6.  MISCELLANEOUS PROVISIONS.  See Article VII

1.5.  SCHEDULES.

      1.5.1.  SCHEDULE 1.  Definitions

      1.5.2.  SCHEDULE 2.  Representations and Warranties

      1.5.3.  SCHEDULE 3.  Specific Escrow Instructions

      1.5.4.  SCHEDULE 4.  Miscellaneous Provisions

1.6.  EXHIBITS.

      1.6.1.  EXHIBIT "A." Legal Description of Property

      1.6.2.  EXHIBIT "B." Grant Deed

      1.6.3.  EXHIBIT "C."  Buyer's Election to Continue Escrow

      1.6.4.  EXHIBIT "D."  Non-Foreign Status Affidavit

                                   ARTICLE 2.
                                PURCHASE AND SALE


2.1. PURCHASE AND SALE. Subject to the terms and conditions contained in this Agreement, Seller agrees to sell the Property to Buyer and Buyer agrees to purchase the Property from Seller.

2.2.  PAYMENT BY BUYER.  The Purchase Price shall be paid as follows:

      2.2.1. DEPOSIT. Buyer shall pay to Escrow Holder in cash or other immediately available funds the amount of the Initial Deposit. The Deposit shall be placed by Escrow Holder in an interest bearing account as instructed by Buyer. The Deposit shall be increased by the amount of the Feasibility Period Extension Deposit, if applicable. Upon Buyer's election to proceed pursuant to Section 3.3.1., Buyer will increase the Deposit to Two Hundred Thousand Dollars ($200,000.00). The Deposit shall be further increased by the amount of the Closing Extension Deposit, if applicable. The total Deposit and interest earned thereon shall apply against the Purchase Price at Closing, if such occurs.

      2.2.2. CASH REMAINDER. The remainder of the Purchase Price shall be paid in cash or through other immediately available funds through escrow at Closing.

2.3. CONDITION OF TITLE. Seller shall convey to Buyer title in fee simple to the Property free and clear of all mortgages, liens or rights to liens, charges, encumbrances, encroachments, easements conditions and rights of reentry or forfeiture and other defects of title, except for the Permitted Exceptions.


                                   ARTICLE 3.
                                  CONTINGENCIES


3.1. EFFECT OF CONDITIONS GENERALLY. The close of escrow, Buyer's obligation to purchase the Property and Seller's obligation to sell the Property shall be contingent upon the satisfaction (or deemed satisfaction as specifically set forth in each Section herein) or waiver by Buyer or Seller of all of the conditions that are expressly stated to be in favor of each as set forth in this Article and the Conditions to Close of Escrow as set forth in Schedule "3" hereof, within the time limits specified in each Section of this Article and such Schedule. In the event that any such condition is neither satisfied within the time limits specified in each such Section nor waived in writing by the party specifically stated to be benefited by such Section, such condition shall be deemed to have failed and the party specifically stated to be benefited by such failed condition, may elect to terminate this Agreement. In the event of any termination pursuant to this Article, Buyer and Seller shall be released from their respective obligations to purchase or sell under this Agreement and shall have no further rights or remedies regarding purchase or sale against the other as a result of such termination, except for the return of Buyer's Deposit and the payment of escrow cancellation fees. In such event, Buyer and Seller shall comply with any requirements reasonably imposed by Escrow Holder to evidence such termination.

3.2. CONDITIONS FOR THE BENEFIT OF BUYER. In addition to any other conditions to Buyer's obligations contained in this Agreement, the following shall constitute conditions to Buyer's obligation to purchase the Property from Seller and are for the benefit of Buyer, the failure of any of which shall allow Buyer to terminate this Agreement:

      3.2.1. FEASIBILITY STUDIES. This Agreement is contingent on Buyer's approval of any and all investigations, studies or analyses for the Property deemed appropriate by Buyer to aid Buyer in determining whether to consummate the transaction ("Feasibility Studies"). Buyer may elect in Buyer's sole discretion, at any time prior to the end of the Feasibility Period to terminate this Agreement. Upon such election to terminate, the Deposit together with interest earned thereon shall be returned to Buyer. Without limiting the generality of the foregoing, Buyer shall have the right to approve the following during the Feasibility Period:

              3.2.1.1. SITE APPRAISAL. An appraisal of the Property at Buyer's expense;

              3.2.1.2. SURVEY. An ALTA survey performed at Seller's expense;

              3.2.1.3. SITE IMPROVEMENTS. An inspection of existing site improvements (including, without limitation, location and availability of utilities), roof. Foundation, structural integrity of the building and all operating systems including, without limitation, HVAC, plumbing and electrical; and

              3.2.1.4. SOIL AND GROUND WATER CONDITIONS. Soil and groundwater conditions concerning, without limitation, (i) the stability and load bearing capacity of the soil, and (ii) the presence of Hazardous Material on or under the Property or the potential for migration of Hazardous Material onto or under the Property from other property; provided, however, Buyer agrees not to perform any drilling without giving Seller notice at least two (2) business days in advance.

              3.2.1.5. FINANCING. Buyer shall have obtained a binding commitment of an institutional lender to provide financing for Buyer's acquisition of the

              Property on terms satisfactory to Buyer. In connection therewith, Seller agrees to cooperate, at no expense to Seller, in the assignment of this Agreement to a third party selected by Buyer.

              3.2.1.6. BOARD APPROVAL. Buyer's obligations under this Agreement are conditioned upon the approval of this Agreement and the purchase contemplated hereby by Buyer's Board of Directors prior to the end of the Feasibility Period.

      3.2.2. APPROVAL OF CONDITION OF TITLE. Seller shall obtain and deliver to Buyer within five (5) days of the Agreement Date a Title Report together with full and complete copies of all documents referenced as exceptions therein and a plotting of all easements referred to as exceptions therein. This Agreement is contingent on Buyer's approval of the condition of title of the Property as shown in such Title Report. If Seller and Escrow holder are not notified in writing of Buyer's disapproval thereof by the later of
      (i) the end of the Feasibility Period or (ii) ten (10) days after Buyer receives such Title Report, Buyer shall be deemed to have approved the condition of title as reflected in such Title Report. In case of Buyer's timely objection, Seller shall have ten (10) days from receipt of Buyer's notice of objection to inform Buyer and Escrow Holder in writing whether Seller shall use its best efforts to remove such disapproved exceptions prior to the Closing. In the event Seller agrees that Seller shall use its best efforts to remove such disapproved exceptions, such removal shall be a condition to the Closing and the condition of title as shown on the Title Report shall otherwise be deemed approved. In the event that Seller is unwilling or unable to remove such disapproved exceptions or fails to notify Buyer and Escrow Holder whether it shall use its best efforts to remove such exceptions, Buyer shall have ten (10) days from the first to occur of (a) the date of receipt of Seller's notice, or (b) the expiration of Seller's ten (10) day notice period, to inform Seller and Escrow Holder whether Buyer is waiving its disapproval of such exceptions. In the event Buyer fails to waive such disapproval, the condition of title shall be deemed disapproved and this condition shall be deemed to have failed. All matters shown on the Title Report, which are not disapproved by Buyer or for which Buyer waives its disapproval, shall be deemed to be Permitted Exceptions.

      3.2.3. ASSIGNMENT OF PLANS. At Closing, Seller shall assign, at no cost to Buyer, in form acceptable to Buyer, all of Seller's assignable rights in the Property Documents.

      3.2.4. REMOVAL OF ENCUMBRANCES. On or before the Scheduled Closing Date, Seller shall have, at Seller's sole cost and expense and to Buyer's satisfaction, removed the effect on title to the Property, or any portion thereof, of any assessments for public improvements, deeds of trust, mechanics liens, and any other monetary or similar encumbrances.

      3.2.5. EXISTING LEASE. Symantec Corporation is currently the sole occupant and tenant of the Property pursuant to a lease with Seller as Landlord (the "Existing Lease"). The following conditions shall be satisfied by Seller or waived by Buyer as of the Closing Date:

              3.2.5.1. LEASE TERMINATION. The Existing Lease shall be deemed terminated without the necessity of any further documentation between Seller and Symantec Corporation; provided, however, if requested by Symantec Corporation, Seller agrees to execute documentation confirming the termination of the Existing Lease.

              3.2.5.2. PRORATIONS. As of the Closing Date, the following shall be prorated between Buyer and Seller:

                       3.2.5.2.1. RENT. All rent and other charges to tenant treated as rent or additional rent under the Existing Lease.

                       3.2.5.2.2. OTHER TENANT CHARGES.

                            All charges due from tenant under the Existing Lease
                       that are not treated as rent or additional rent;

                       3.2.5.2.3. LANDLORD ALLOWANCES. All allowances, if any, provided under the Existing Lease to the tenant for improvements, repairs, maintenance or other purposes which have accrued, but not been utilized by or paid to the tenant.

              3.2.5.3. SECURITY DEPOSIT. At the closing, any security deposit held by Seller pursuant to the Existing Lease shall be paid to Escrow for distribution to Buyer or credited against the Purchase Price at the Closing.

              3.2.5.4. LANDLORD PERFORMANCES. To the extent that the Existing Lease requires that Seller as Landlord have commenced or completed any non-monetary obligations with respect to the Property and such non-monetary obligations have not been commenced or completed, Buyer shall be entitled to a credit against the Purchase Price for the reasonable value of such non-monetary obligations.

3.3. CONDITIONS FOR THE BENEFIT OF SELLER. In addition to any other conditions to Seller's obligations contained in this Agreement, the following shall constitute conditions to

Seller's obligation to sell the Property to Buyer and are for the benefit of Seller, the failure of any of which shall allow Seller to terminate this
Agreement:

              3.3.1. BUYER'S ELECTION TO PROCEED. This Agreement is contingent upon Buyer's delivery to Seller, by the end of the Feasibility Period, of Buyer's written election to proceed with the purchase of the Property. If Buyer elects to proceed in Buyer's sole discretion with the purchase after the Feasibility Period, Buyer shall deliver to Seller and Escrow Holder a notice of Buyer's election to proceed substantially in the form of Exhibit C.

3.4. CONDITIONS OF DEPOSIT REFUND TO BUYER. The Deposit is being made by Buyer in consideration for Seller agreeing to refrain from actively marketing the Property during the Feasibility Period. Therefore, the Deposit shall not be refundable to Buyer unless this Agreement is terminated by Buyer on account of the failure of conditions intended to benefit Buyer as set forth in this Article
3. or Schedule "3" attached hereto or terminated by Seller on account of the failure of conditions set forth for the benefit of Seller in this Article 3 or
Schedule 3. Buyer agrees to proceed diligently with the Feasibility Studies. If Buyer elects to proceed in its sole discretion with the purchase after the Feasibility Period, the total Deposit will become non-refundable except in the event of a default by Seller or a failure of a condition which is for the benefit of the Buyer.


                                   ARTICLE 4.

                         REPRESENTATIONS AND WARRANTIES


4.1. BUYER AND SELLER REPRESENTATIONS AND WARRANTIES. Buyer and Seller hereby make those representations and warranties as set forth in Schedule "2" attached hereto.

4.2. BUYER'S ADDITIONAL REPRESENTATIONS AND WARRANTIES. In addition to those representations and warranties set forth in Schedule "2" attached hereto, Buyer hereby represents as follows:

      4.2.1. BROKER. Buyer represents and warrants to Seller that it has employed no broker, agent and/or finder with respect to this transaction other than Broker-Buyer (Cooper/Brady Corporate Real Estate Services) whose commission is to be paid by Seller.

4.3. SELLERS ADDITIONAL REPRESENTATIONS AND WARRANTIES. In addition to those representations and warranties set forth in Schedule "2" attached hereto, Seller hereby represents as follows:

      4.3.1. BROKER. Seller represents and warrants to Buyer that it has employed no broker, agent and/or finder with respect to this transaction other than Broker-Seller (Lincoln Property Management Services, Inc.) whose commission is to be paid by Seller.

4.4. SURVIVABILITY. Buyer's and Seller's representations and warranties shall survive the Closing and the delivery of the Grant Deed for a period of one (l) year.

                                   ARTICLE 5.

                                    COVENANTS


5.1.  SELLER'S COVENANTS.

      5.1.1. PROPERTY INSPECTION AND DOCUMENTS. Seller hereby covenants and agrees to reasonably cooperate with Buyer in the inspection of the Property. Within five (5) days after the Agreement Date, Seller shall make available to Buyer all Property Documents in Seller's possession and control. Seller makes no representation or warranty that such information is truthful, accurate or complete.

      5.1.2. OFF-BALANCE SHEET FINANCING STRUCTURE. Seller hereby covenants and agrees to use reasonable and good faith efforts, at no expense to Seller, to accommodate Buyer's use of an off-balance sheet financing structure.

      5.1.3. CONDITION OF PROPERTY AND TITLE. Seller hereby covenants and agrees that until the Closing, Seller shall (subject to the terms and conditions of the Existing Lease) maintain all portions of the Property, including, without limitation, all building systems, substantially in its present condition, ordinary wear and tear excepted, and shall not permit acts of waste or acts that would tend to diminish the value of the Property for any reason. Seller further covenants and agrees that until the Closing, Seller shall not permit any liens, encumbrances, or easements to be placed on the Property, other than the Permitted Exceptions, nor shall Seller enter into any agreement regarding the sale, rental, management, repair, improvement or any other matter affecting the Property that would be binding on Buyer or the Property after the Closing without the prior written consent of Buyer.

      5.1.4. REMOVAL OF ENCUMBRANCES. In addition to any obligations undertaken by Seller pursuant to Section 3.2, on or before the Scheduled Closing Date, Seller shall have, at Seller's sole cost and expense and to Buyer's satisfaction, removed the effect on title to the Property, or any portion thereof, of any assessments for public improvements, deeds of trust, mechanics liens, and any other monetary or similar encumbrances.

      5.1.5. CONFIDENTIALITY. Seller shall maintain the confidentiality of Buyer's name and shall not disclose Buyer's name or the terms of this Agreement or of such sale and purchase to any third parties whatsoever other than the Escrow Holder, the Title Insurer and such other persons whose assistance is required in carrying out the terms of this Agreement.

5.2. BUYER'S INSPECTION RIGHTS. Buyer and its agents and contractors shall have the right to enter on the Property to inspect it and conduct tests and will indemnify Seller from any loss resulting from such entry or inspection; provided, however, Buyer agrees not to perform any drilling without giving Seller notice as provided in Section 3.2.1.4. Buyer shall also have the right to contact any federal, state or local governmental authority or agency to investigate any matters relating to the Property.

5.3.  AS-IS PURCHASE.

      The sale of the Property as provided for herein is made on an "AS-IS" basis, and except as otherwise expressly specified in this Agreement, buyer expressly acknowledges that in consideration of the agreements of Seller herein, except as set forth in this Agreement 5.3 or in the Existing Lease, Seller hereby specifically disclaims any warranty, guaranty or representation, oral or written, past, present or future, express or implied, or arising by operation of law, including, but not limited to (i) any warranty of condition; (ii) habitability; (iii) merchantability; (iv) size; (v) useable area; (vi) occupation or management of the Property; (vii) the available uses of the Property; (viii) the boundary lines of or any encroachments or easements affecting the Property; (ix) the nature and condition of the Property, including, but not limited to, the water, soil, geology, environmental conditions (including the presence or absence of any environmental contamination, or toxic pollution as a result of the presence, use, discharge or release of hazardous substances or materials on, bout or in the Property), and the suitability thereof for any and all activities and uses which buyer may elect to conduct thereon; (x) the presence or availability of water or sewage disposal on or to the Property; (xi) the amount or nature of any taxes, special assessments, governmental bonds or similar charges or liabilities affecting the Property, (xii) the Property's compliance with applicable statues (including, without limitation, the Americans With Disabilities Act of 1990), (xiii) laws, codes, ordinances, regulations or requirements relating to leasing, zoning, subdivision, planning, building, fire, safety, health, hazardous material or environmental matters; (xiv) the nature an extent of any right-of-way, lease, possessory interest, lien, encumbrance, license, reservation, condition or otherwise or (xv) the Property's compliance with covenants, conditions or restrictions (whether or not of record) or other local municipal, regional, state or federal requirements or other statues, laws, codes, ordinances, regulations or requirements.

      5.3.1. BUYER INVESTIGATION. Except for the specific promises and representations set forth in this Agreement or the Existing Lease, Buyer further acknowledges that it has entered into this Agreement in reliance solely upon Buyer's ability to conduct it's own investigation of the physical, environmental, economic and legal conditions of the Property, and it s independent review and examination of the Feasibility Studies and that Buyer is not relying upon any representation or warranty of Seller, or any of its respective officers, trustees, managers, directors, employees, brokers, agents, attorneys or other representatives ("Interested Parties"), concerning the Property. Buyer further acknowledges that Buyer has not received from Seller or any of its Interested Parties, any accounting, tax, legal, property management or other advice with respect to the Property or the transaction contemplated by this Agreement and that Buyer is relying solely upon the advice of its own advisors, if any, in entering into this Agreement. Accordingly, buyer's failure to terminate this Agreement in accordance with its rights under this Agreement shall constitute an acknowledgment that buyer has considered, inspected and reviewed to Buyer's satisfaction, all physical, environmental, economic and legal aspects and conditions of the Property and that Buyer is acquiring the Property on the basis of its evaluation, without the benefit of any representation or warranty from Seller or its Interested Parties except for the specific promises and representations set forth in this Agreement or in the Existing Lease.

      5.3.2. LIMITED REPRESENTATIONS. Buyer acknowledges that notwithstanding any prior or contemporaneous oral or written representations, statements, documents or understandings, this Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes the entire understanding of the parties with respect to the subject matter hereof and supersedes all such prior or contemporaneous oral or written representations, statements, documents or understandings and will remain unaffected by any representation, statement or understanding subsequent to the date hereof not constituting a duly executed amendment to this Agreement. Buyer further acknowledges that except for the specific promises and representations set forth in this Agreement or in the Existing Lease, Seller nor any Interested Party has previously or does so under this Agreement make any representation or warranty of any kind whatsoever, either express or implied, with respect to the Property or any related matter (and hereby disclaims any of the same that may exist) and that the Property shall be sold to Buyer hereunder in an "AS IS" condition.

      5.3.3. BUYER'S WAIVER. Except for the specific promises and representations set forth in this Agreement or in the Existing Lease, in light of the "AS IS" nature of the transaction contemplated under this Agreement and in consideration of the resultant benefits to Buyer in connection with other terms of this Agreement, including without limitation, the Purchase Price, Buyer hereby waives to the fullest extent permitted by law the benefit of, and releases and absolves to the fullest extent permitted by law, Seller and each Interested Party from any liability under, all laws, rules, cases and other doctrines requiring disclosure by Seller or any Interested Party of any matter concerning or related to the Property, including without limitation, any applicable statutes relating to the disclosure of known or suspected releases of hazardous substances and all theories of recover based on concealment, whether intention, passive, negligent or unintentional.

      5.3.4. BUYER'S RELEASE OF SELLER. With the exception of a default or breach of any representation or warranty of Seller specifically set forth in this Agreement, Buyer, or itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller, its agents, affiliates, successors and assigns from, and waives any right to proceed against Seller for, any and all cost, expense, claim, liabilities and demands (including reasonable attorneys' fees) at law or in equity, whether known or unknown, arising out of the physical, environmental, economic, legal or other condition of the Property, including, without limitation, any claims for contribution pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other similar environmental statute, rule or decision (collectively referred to hereinafter as "Claims") which Buyer has or may have in the future.

            Buyer hereby specifically acknowledges that buyer has carefully reviewed this subsection, and discussed its import with legal counsel, is fully aware of its consequences, and that the provisions of this subsection are a material part of this Agreement


                                   ARTICLE 6.

                                     ESCROW


6.1. AGREEMENT TO CONSTITUTE ESCROW INSTRUCTIONS. This Agreement shall constitute escrow instructions and a copy hereof shall be deposited with Escrow Holder for this purpose. The Deposit shall be immediately placed by the Escrow Holder into an insured interest bearing account or an insured certificate of deposit, as designated by the Buyer. Interest accruing thereon shall be held in accordance with this Agreement.

6.2. OPENING OF ESCROW. Escrow shall open on the date Escrow Holder receives a fully executed original or originally executed counterparts of this Agreement and the Deposit. Escrow Holder shall notify both Buyer and Seller of the date escrow is opened.

6.3. CLOSE OF ESCROW. Provided that all of the contingencies contained in
Article III herein and all of the conditions to the close of escrow contained in Schedule "3" attached hereto have been satisfied (or deemed satisfied as the case may be) or waived, the close of escrow shall occur on or before 5:00 p.m., Pacific Time, on the Scheduled Closing Date.

6.4. SPECIFIC ESCROW INSTRUCTIONS. Specific escrow instructions are attached hereto as Schedule "3."

      6.4.1. ASSIGNMENT OF PLANS. As an additional obligation of Seller at the Closing, unless as to any item, Buyer elects not to accept the assignment thereof, Seller shall assign (to the extent assignable), at no cost to Buyer, all of Seller's right, title and interest in and to all architectural and engineering drawings and plans as well as any and all warranties, contracts, reports, or other rights relating to the Property.

6.5. LIQUIDATED DAMAGES. IF BUYER FAILS TO COMPLETE THE PURCHASE PROVIDED FOR IN THIS AGREEMENT BY REASON OF ANY DEFAULT OF BUYER, SELLER SHALL BE RELEASED FROM SELLER'S OBLIGATION TO SELL THE PROPERTY TO BUYER. BUYER AND SELLER AGREE IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX ACTUAL DAMAGES IN THE CASE OF BUYER'S DEFAULT AND THAT THE AMOUNT OF THE TOTAL "DEPOSIT" INCLUDING ALL INTEREST ACCRUED THEREON AT THE TIME OF DEFAULT, IS A REASONABLE ESTIMATE OF SELLER'S DAMAGES IN SUCH EVENT, AND THAT IN THE EVENT OF ANY DEFAULT BY BUYER HEREUNDER AS AFORESAID, SELLER MAY RETAIN THE DEPOSIT. THE DEPOSIT SHALL CONSTITUTE LIQUIDATED DAMAGES AND SELLER'S SOLE REMEDY ON ACCOUNT OF BUYER'S DEFAULT FOR FAILURE TO CLOSE.


                  ----------------        -----------------
                  Buyer's initials        Seller's initials

6.6. SPECIFIC PERFORMANCE. If Seller breaches this Agreement in any respect, Buyer shall be entitled to specific performance of Seller's obligations.


                                   ARTICLE 7.

                            MISCELLANEOUS PROVISIONS

7.1. MISCELLANEOUS PROVISIONS. Buyer and Seller hereby agree to those miscellaneous provisions as set forth in Schedule "4" attached hereto.

7.2. ASSIGNMENT. Buyer may assign this Agreement or designate a party other than Buyer to take title to the Property at the Closing without the consent of Seller as provided in Section 1.2.4 and upon any such assignment, the party which is then assignor under such assignment shall be relieved of any obligation under this Agreement.

7.3. INCORPORATION OF EXHIBITS. All schedules and exhibits attached hereto and referred to herein are incorporated in this Agreement as though fully set forth herein.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above first written.
                                     SELLER:

                                     Lincoln Cupertino Associates Limited,
                                     a California limited partnership,

                                     By: Lincoln Property Company No. 309, Ltd.,
                                         a California limited partnership
                                         Its General Partner

                                     By: _____________________________________
                                         Edgar M. Thrift, Jr.,
                                         Its Managing General Partner



                                     BUYER:

                                     Symantec Corporation, a Delaware
                                     corporation


                                     By: _____________________________________
                                         Robert Dykes,
                                         Its Executive Vice President

                            CONSENT OF ESCROW HOLDER

        The undersigned Escrow Holder hereby agrees to (i) accept the foregoing Agreement, (ii) be escrow agent under said Agreement, and (iii) be bound by said Agreement in the performance of its duties as escrow agent.

                                         First American Title Guaranty Company

                                         By:_________________________________
                                            Its:  Authorized Agent

                                LIST OF SCHEDULES

                     Schedule "1 "Definitions
                     Schedule "2 "Representations and Warranties
                     Schedule "3 "Specific Escrow Instructions
                     Schedule "4 "Miscellaneous Provisions

                                  SCHEDULE "1"

                                   DEFINITIONS

   1.01 Definitions. For the purposes of this Agreement, the terms set forth below in quotes shall have the meanings indicated in this Schedule "1."

   1.02 "Agreement" means this Agreement for Purchase and Sale and Escrow Instructions.

   1.03 "Closing" means the delivery and recordation of the Grant Deed and the payment by Buyer to Seller of the Purchase Price for the Property pursuant to the terms of the Agreement.

   1.04 "Closing Date" means the date on which the Closing occurs.

   1.05 "Contract Period" means the period commencing upon the Agreement Date and ending upon the first to occur of the Closing or the termination of this Agreement.

   1.06 "Grant Deed" means a deed in favor of Buyer in a form substantially similar to that attached hereto as Exhibit "B."

   1.07 "Hazardous Material" means any substance, the presence of which requires investigation or remediation under any federal, state or local statute, regulation or law; or which is as of the date of this Agreement defined as a "hazardous waste" pollutant or contaminant under any federal, state or local statute, regulation or law.

   1.08 "Permitted Exceptions" means those certain matters constituting exceptions to and/or encumbrances against the Property not disapproved by Buyer, and all other exceptions to title voluntarily imposed or consented to by Buyer prior to Closing.

   1.09 "Title Report" means a preliminary title report issued by the Title Insurer providing for the issuance at the Closing to Buyer of a Title Policy.

   1.10 "Title Policy" shall mean an ALTA Policy of Title Insurance from Title Insurer in form satisfactory to Buyer ("ALTA Policy") insuring Buyer (or Buyer's approved assignee) as fee owner of the Property, with liability in the amount of the Title Insurance Amount, subject only to the Permitted Exceptions. Buyer shall pay the premium difference between the ALTA and CLTA policy.

                                  SCHEDULE "2"
                         REPRESENTATIONS AND WARRANTIES

   2.01 Seller's Representations and Warranties. Seller hereby makes the following representations and warranties to Buyer.

   (a) Actions. To the actual knowledge of the Seller's Representatives, there are no actions, suits, material claims, legal proceedings or any other proceedings pending or threatened before any court or governmental agency which may involve or affect the Property or any portion thereof.

   (b) Compliance with Laws. To the actual knowledge of the Seller's Representatives, Seller has not received written notice that any operation, use or ownership of the Property is a material violation of any fire, building, zoning, health or other ordinance, code, law, regulation or order of any governmental or any agency or body or subdivision thereof, or that any investigation has been commenced or is contemplated regarding such possible violation.

   (c) Other Agreements. Except as previously disclosed in writing by Seller to Buyer, there is no agreement affecting the Property to which Seller is a party. Neither this Agreement, nor anything provided to be done hereunder, violates or shall violate any contract, agreement or instrument to which Seller is a party, or which affects the Property or any portion thereof.

   (d) Default. To the actual knowledge of the Seller's Representatives, Seller is not in default with respect to any of its obligations or liabilities pertaining to the Property.

   (e) Hazardous Materials. To the actual knowledge of the Seller's Representatives, the Property is not contaminated by any Hazardous Material, including, but not limited to, any substance or material: (i) which could impair the value or beneficial use of the Property or constitute or cause a health, safety or environmental hazard on or off the Property or to any person who may enter on the Property or (ii) which may require remediation at the behest of any governmental agency; and, to the actual knowledge of Seller's Representatives, the Property is not in violation of and previously has not been in violation of, and there are no actions or proceedings pending or contemplated pursuant to any federal, state or local law, ordinance, regulation or order relating to the environmental condition of the Property.

   (f) Bankruptcy. Seller has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by the Seller's creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of the Seller's assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of the Seller's assets; or (v) admitted in writing its inability to pay its debts as they come due.

   (g) Authority. Seller is duly organized and existing and in good standing under the laws of the State of California. Seller has the full right and authority to enter into this Agreement and to consummate the transaction contemplated herein. All requisite action, has been taken by Seller in connection with entering into this Agreement. Each of the persons signing this Agreement on behalf of Seller is authorized to do so.

   (h) Execution. The execution and delivery of the Agreement will not constitute a breach of or a default under any agreement or other instrument to which the Seller is a party.

   (i) No Other Representations or Warranties. Seller makes no representations and warranties other than those contained in this Schedule "2."

   2.02 Buyer's Representations and Warranties. Buyer hereby makes the following representations and warranties to Seller:

   (a) Authority. Buyer is duly organized and in good standing under the laws of the State of its formation. Buyer has the full right and authority to enter into and fully perform its obligations under this Agreement and to consummate the transactions contemplated herein. All requisite action has been taken by Buyer in connection with entering this Agreement. Each of the persons signing this Agreement on behalf of Buyer is authorized to do so.

   (b) Execution. The execution and delivery of the Agreement will not constitute a breach of or a default under any agreement or other instrument to which the Buyer is a party.

   (c) Actions. To the actual knowledge of the Buyer's Representatives, there are no actions, suits, material claims, legal proceedings or any other proceedings pending or threatened before any court or governmental agency which may involve or affect the Property or any portion thereof.

   (d) Compliance with Laws. To the actual knowledge of the Buyer's Representatives, Buyer has not received written notice that any operation, use or ownership of the Property is a material violation of any fire, building, zoning, health or other ordinance, code, law, regulation or order of any governmental or any agency or body or subdivision thereof, or that any investigation has been commenced or is contemplated regarding such possible violation.

   (e) Hazardous Materials. To the actual knowledge of the Buyer's Representatives, the Property is not contaminated by any Hazardous Material, including, but not limited to, any substance or material: (i) which could impair the value or beneficial use of the Property or constitute or cause a health, safety or environmental hazard on or off the Property or to any person who may enter on the Property or (ii) which may require remediation at the behest of any governmental agency; and, to the actual knowledge of Buyer's Representatives, the Property is not in violation of and previously has not been in violation of, and there are no actions or proceedings pending or contemplated pursuant to any federal, state or local law, ordinance, regulation or order relating to the environmental condition of the Property.

                                  "SCHEDULE "3"

                          SPECIFIC ESCROW INSTRUCTIONS

   3.01 Conditions to Close of Escrow.

   (a) Conditions for the Benefit of Buyer. In addition to any other obligations contained in this Agreement, the following shall constitute conditions to Buyer's obligation to purchase the Property from Seller and are for the benefit of Buyer, the failure of any of which shall allow Buyer to terminate this Agreement.

   (i) Grant Deed. Seller shall have delivered to Escrow Holder prior to the time set for Closing a duly executed and acknowledged Grant Deed in the form attached hereto as Exhibit "B."

   (ii) Non-Foreign Status Affidavit. Seller shall have delivered to Escrow Holder prior to the time set for Closing a Non-Foreign Status Affidavit executed by Seller in the form attached hereto as Exhibit "E" as well as any similar Affidavit required by the State where the Property is located.

   (iii)Other Documents and Sums. Seller shall deliver to Escrow Holder all other documents and sums reasonably required of Seller to carry out the Closing, including, without limitation, the Existing Lease Security Deposit and the Lease Termination Documentation pursuant to Section 3.2.5.

   (iv) Seller's Representations and Warranties are True and Correct. Seller shall have delivered to Escrow Holder on or before the time set for Closing a certificate of Seller that all representations and warranties made by Seller in this Agreement are true and correct as of the Closing and that Seller has complied with all covenants of Seller contained therein.

   (v) Title Policy. The Title Company shall be committed to issue an ALTA Policy from Title Insurer subject only to the Permitted Exceptions.

   (vi) Bill of Sale. Seller shall have delivered to Escrow Holder prior to the time set for Closing a duly executed "Bill of Sale" in a form reasonably acceptable to Buyer transferring to Buyer all of Seller's right, title and interest in and to all fixtures, improvements, and personal property located on the Property.

   (b) Conditions for the Benefit of Seller. In addition to any other obligations contained in this Agreement, the following shall constitute conditions to Seller's obligation to sell the Property to Buyer and shall be for the benefit of Seller, the failure of any of which shall allow Seller to terminate this Agreement:

   (i) Delivery of Purchase Price. Buyer shall deliver the balance of the Purchase Price to Escrow Holder prior to the time set for Closing.

   (ii) Other Documents and Sums. Buyer shall deliver to Escrow Holder all other documents and sums reasonably required of Buyer to carry out the Closing.

   (iii)Buyer's Representations and Warranties are True and Correct. Buyer shall have delivered to Escrow Holder on or before the time set for Closing a certificate of Buyer that all representations and warranties are true and correct as of the Closing Date and that Buyer has complied with all covenants of Buyer contained therein.

   3.02 Recordation of Grant Deed and Delivery of Funds. Upon receipt of the funds and instruments described in this Schedule "3," and upon the satisfaction (or deemed satisfaction as the case may be) or waiver of the conditions specified in this Schedule "3," Escrow Holder shall cause the Grant Deed to be recorded in the official records of the County Recorder of Santa Clara County, California, (with documentary transfer tax information to be affixed by separate affidavit) and shall deliver the proceeds of this escrow to Seller. All sums to be disbursed to Seller by Escrow Holder shall be in cash, by wire transfer, or in other immediately available funds.

   3.03 Prorations. All prorations are to be apportioned as of 11:59 p.m. on the day preceding the Closing Date.

   (a) Real property taxes and assessments shall be prorated between Buyer and Seller based on the latest available tax information. In the event any supplemental tax bill is issued following the Closing, Seller shall pay to Buyer all additional amounts for which Sellers would otherwise be responsible applicable to the time prior to the Closing upon written request of Buyer.

   (b)  Rent and other amounts relating to the Existing lease pursuant to
        Section 3.2.1.2.

   (c)  Said prorations shall be based on a 30-day month and a 360-day year.

   3.04 Costs of Escrow.

   (a)  Seller shall pay;

   (i) All costs not specifically referenced herein customarily allocated to Seller Santa Clara County, California;

   (ii) A real estate brokerage commission in an amount equal to two percent (2%) of the Purchase Price to Broker-Buyer and in an amount equal to one percent (1%) of the Purchase Price to Broker-Seller;

   (iii) The premium for the Title Policy up to the cost for a CLTA policy;

   (iv)  The cost of any of Seller's other obligations hereunder.

   (b)   Buyer shall pay:

   (i) All costs not specifically referenced herein customarily allocated to Buyer in Santa Clara County, California.

   (ii) The premium for the Title Policy for such portion of the Title Insurance Amount that is in excess of the cost for a CLTA policy and for the following numbered CLTA endorsements to the Title Policy:

              100 (broad coverage CC&R's, easements and encroachments), 116 (improvements designated and described), 116.1 (improvements described in survey), 103.1 (blanket easements), 103.1 (locatable easements), and 123.2 (zoning).

   (iv)  The cost of any of Buyer's other obligations hereunder.

   3.05 Escrow Cancellation Charges. In the event that any Closing shall fail to occur by reason of the default of either party, the defaulting party shall be liable for all escrow cancellation charges. In the event that any Closing shall fail to occur for any other reason, Buyer and Seller shall each be liable for one-half of any escrow cancellation charges.

   3.06 Default. TIME IS OF THE ESSENCE in this Agreement and if Buyer or Seller (the "Defaulting Party") fails to deposit any of the amounts due pursuant to this Agreement, or to perform any other act when due, then the other party (the "Non-Defaulting Party") may terminate this Agreement by notice in writing to the Defaulting Party and Escrow Holder at which time Escrow Holder shall cancel this escrow and the Non-Defaulting Party shall thereupon be released from its obligations under this Agreement. In the event that escrow shall fail to close by reason of the default of Seller, in addition to any other remedies to which Buyer is entitled under this Agreement, including, without limitation, the right to specific performance, if Buyer elects to terminate this Agreement, Buyer shall be entitled to the return of the Deposit and all accrued interest.

   3.07 Additional Escrow Instructions. If required by Escrow Holder, Buyer and Seller shall execute Escrow Holder's usual form of supplemental escrow instructions for transactions of this type, provided, however, that (a) in the event that any portion of such additional escrow instructions shall be inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail to the extent of any such inconsistency; and (b) no provision thereof shall have the effect of modifying this Agreement unless it is expressly so stated and such express statement is initialed by Buyer and Seller.

                                  SCHEDULE "4"

                            MISCELLANEOUS PROVISIONS

   4.01 Brokers. The parties hereto hereby acknowledges that any brokerage, broker's, agent's and/or finder's fee that shall have been earned or claimed in connection with this Agreement is and shall be the sole and exclusive responsibility of the party employing or allegedly employing a broker, agent and/or finder, and the other party shall have no liability or responsibility therefor. Each party shall indemnify the other against and hold the other party free and harmless from any and all loss, damage, liability or expense (including costs and reasonable attorneys' fees) that such other party may incur or sustain by reason of, or in connection with, any claim or liability on account of a broker, agent and/or finder employed by or allegedly employed by the other party..

   4.02 Attorneys' Fees. In any legal proceeding between Buyer and Seller seeking enforcement of or attempting to construe any of the terms and provisions of this Agreement, or in connection with the Property, including, without limitation, insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party in such action shall be awarded, in addition to damages, injunctive or other relief, its reasonable costs and expenses, not limited to service of process, filing fees, court and court reporter costs, investigation costs, expert witness fees and the cost of any bonds, and reasonable attorneys' fee (hereinafter "Legal Fees"). In addition, any Legal Fees incurred in enforcing any judgment, injunctive or other relief, shall be paid by the party against whom the judgment is being enforced.

   4.03 Notices. Any notice sent by registered or certified mail, return receipt requested, shall be deemed delivered and effective upon the earlier of (i) if personally delivered, the date of the receipt of delivery by an individual at the address of the party to receive such notice; (ii) if delivered by overnight commercial carrier, on the date of delivery to the address of the party to receive such notice, as shown on the delivery receipt from such carrier; (iii) if mailed, on the date of delivery as shown by the sender's registry or certification receipt; or (iv) if given by facsimile, upon telephonic confirmation of receipt of such facsimile transmission and provided further that the facsimile shall be later confirmed by any of the above-noted three methods. Any communication sent by facsimile must be confirmed immediately by telephone and also by the end of the next succeeding business day by written evidence mailed or delivered in accordance with this Section. Notice sent by any other manner shall be effective only upon actual receipt thereof. Any party may change its address for purposes of this Section by giving notice to the other party hereto and to Escrow Holder as herein provided.

   4.04 Assignment. This Agreement shall be binding upon the parties hereto and their respective heirs, successors or representatives.

   4.05 Relationship of Parties. Except for the provisions of the Existing Lease which shall remain in full force and effect until earlier terminated in accordance with the provisions thereof or upon the Closing pursuant to this Agreement (whichever first occurs), the relationship of the parties to this Agreement shall be solely that of Buyer and Seller, and nothing herein contained shall be construed otherwise.

   4.06 Governing Law. This Agreement shall be construed in accordance with the laws of the State of California.

   4.07 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties may require.

   4.08 Headings. All headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

   4.09 Severability. If any paragraph, section, sentence, clause or phrase contained in this Agreement shall become illegal, null or void against public policy, or otherwise unenforceable, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void, against public policy, or otherwise unenforceable, the remaining paragraphs, sections, sentences, clauses or phrases contained in this Agreement shall not be affected thereby.

   4.10 Waiver. The waiver of any breach of any provision hereunder by Buyer or Seller shall not be deemed to be a waiver of any preceding or subsequent breach hereunder. No failure or delay of any party in the exercise of any right given hereunder shall constitute a waiver thereof nor shall any partial exercise of any right preclude further exercise thereof.

   4.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

   4.12 Time of Essence. TIME IS OF THE ESSENCE in this Agreement as to all dates and time periods set forth herein.

                                LIST OF EXHIBITS

Exhibit "A"   Legal Description of Property

Exhibit "B"   Grant Deed

Exhibit "C"   Buyer's Election to Continue Escrow

Exhibit "D"   Non-Foreign Status Affidavit

                                   EXHIBIT "A"

                          LEGAL DESCRIPTION OF PROPERTY


   PARCEL ONE:

   All of Parcel 2, as shown upon that certain Map entitled, "Parcel Map being a Subdivision of Lot 9 of Tract 3743 (186-MAPS-36 & 37)" which Map was filed for record in the Office of the Recorder of the County of Santa Clara, State of California on December 12, 1978 in Book 432, of Maps, at page 3.

   PARCEL TWO and PARCEL THREE:

   Appurtenant easements

                                   EXHIBIT "B"

   RECORDING REQUESTED BY
   AND WHEN RECORDED MAIL TO:
   __________________________
   __________________________
   __________________________

   Attention: _______________

   MAIL TAX STATEMENTS TO:
   __________________________
   __________________________
   __________________________

   Attention ________________:


   _____________________________________________________________________________
                   (SPACE ABOVE THIS LINE FOR RECORDER'S USE)

                                   GRANT DEED
                                   ----------

   Documentary Transfer tax is $

      (   ) Computed on full value of property conveyed, or
      (   ) Computed on full value less value of liens and encumbrances remaining at time of sale.
      (   ) Unincorporated area:  (   ) City of _________________,

        FOR A VALUABLE CONSIDERATION, receipt of this is hereby acknowledged, Lincoln Cupertino Associates Limited, a California limited partnership hereby grants to ______________, a ________________, the following described real property in the County of Santa Clara, State of California:

        See Exhibit "A" which is attached hereto and incorporated by this reference

   Subject to:   1.  Current taxes and assessments.

                 2.  [Permitted Exceptions]

        IN WITNESS WHEREOF, the parties hereto have executed this Grant Deed as of this day of , 19 .

                                    Lincoln Cupertino Associates Limited,
                                    a California limited partnership,

                                    By:_________________________________________
                                    Its: _______________________________________

                                 EXHIBIT "A" to

                                   Grant Deed
                              PROPERTY DESCRIPTION
                              --------------------
   PARCEL ONE:

   All of Parcel 2, as shown upon that certain Map entitled, "Parcel Map being a Subdivision of Lot 9 of Tract 3743 (186-MAPS-36 & 37)" which Map was filed for record in the Office of the Recorder of the County of Santa Clara, State of California on December 12, 1978 in Book 432, of Maps, at page 3.

   PARCEL TWO and PARCEL THREE:

   Appurtenant easements

                                   EXHIBIT "C"

                       BUYER'S ELECTION TO CONTINUE ESCROW

   To:  _______________ [Escrow Holder]

   Re:  Buyer's Election to Continue Escrow for Escrow No.

   Ladies and Gentlemen:

   Under that certain Agreement for Purchase and Sale and Escrow Instructions (the "Agreement") dated July __, 1996 between Lincoln Cupertino Associates Limited, a California limited partnership ("Seller") and the Buyer therein, initially Symantec Corporation, a Delaware corporation ("Buyer"), hereby elects to proceed with the purchase and tenders herewith the additional sum of Thousand Dollars ($________) as an increase in the Deposit making the total Deposit Two Hundred Thousand Dollars ($200,000).

   Very truly yours,

   BUYER

   ____________________ a ___________________

   By: ______________________________________

                                   EXHIBIT "D"

                          NON-FOREIGN STATUS AFFIDAVIT

   To inform __________________________________, a ___________________________
   (the "Transferee") that withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended ("Code") and under Section 18805(a)(2) of the California Revenue and Taxation Code will not be required upon the transfer of certain real property to the Transferee by Lincoln Cupertino Associates Limited, a California limited partnership (the "Transferor"), the undersigned hereby certifies the following on behalf of the Transferor:

   1. The Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

   2.   The Transferor's U.S. employer identification number is ______________;
   and

   3.   The Transferor's office address is ____________________________________

   The Transferor understands that this Certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both. Under penalty of perjury I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Transferor.

   Date ________________, 1996.

                                      Lincoln Cupertino Associates, Limited,
                                      a California limited partnership,

                                      By: Lincoln Property Company No. 309,
                                          Ltd., a California limited partnership
                                          Its General Partner

                                      By: _____________________________________
                                           Edgar M. Thrift, Jr.,
                                           Its Managing General Partner

                                      BUYER:
                                      Symantec Corporation ,
                                      a Delaware corporation

                                      By: _____________________________________
                                          Robert Dykes,
                                          Its Executive Vice President